Exhibit 99.1
Audit Committee Report

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company's audited financial statements included in the Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 30, 2002 ("Form 10-K/A"). Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with Deloitte & Touche LLP, our independent auditors who have audited our financial statements for the year ended December 31, 2001, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's Form 10-K/A, we have recommended to the Board of Directors that such financial statements be included in the Company's Form 10-K/A.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company's independent auditors with respect to such financial statements.

                                 AUDIT COMMITTEE

                                  David W. Dube
                                Theodore J. Host
                                Brian G.R. Hughes
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Audit Fees

The Company estimates that the aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 equal approximately $75,000. The Company estimates that the aggregate fees billed by Arthur Andersen LLP for professional services rendered in connection with the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and work performed in connection with an audit of the Company's financial statements for the year ended December 31, 2001 prior to the Company's dismissal of Arthur Andersen LLP, equal approximately $138,200.

Financial Information Systems Design and Implementation Fees

There were no fees billed by either Arthur Andersen LLP or Deloitte & Touche LLP for the Company's most recent fiscal year for professional services rendered in connection with (i) operating or supervising the operation of the Company's information system or managing the Company's local area network and (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

All Other Fees

The aggregate fees for all other services for the Company's most recent fiscal year rendered by Arthur Andersen LLP equal approximately $48,500. These fees include work performed by the independent auditors primarily with respect to filings with the Securities and Exchange Commission during the year 2001, matters related to the Company's joint venture with Elan International Services, Ltd. and tax filings. The Company did not pay any fees to Deloitte & Touche LLP for other services for its most recent fiscal year.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.